Exhibit 8(f)

                       BLACKROCK PRINCIPAL PROTECTED TRUST

                          EXPENSE LIMITATION AGREEMENT

      EXPENSE LIMITATION AGREEMENT, dated as of September 29, 2006, by and between BlackRock Advisors, LLC (the "Adviser") and BlackRock Principal Protected Trust (the "Trust") on behalf of its series, BlackRock Fundamental Growth Principal Protected Fund (the "Fund").

      WHEREAS, the Trust is a Delaware statutory trust registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end investment company;

      WHEREAS, the Adviser and the Trust have entered into a Advisory Agreement (the "Advisory Agreement") pursuant to which the Adviser will render investment advisory services to the Fund for compensation based on the value of the average daily net asset of the Fund;

      WHEREAS, the Trust and the Adviser have entered into a Financial Warranty Agreement, dated as of September 29, 2006 (the "Financial Warranty Agreement"), with Main Place Funding, LLC (the "Warranty Provider") pursuant to which the Warranty Provider will provide a financial warranty to the Fund for compensation as described in the Financial Warranty Agreement; and

      WHEREAS, the Adviser and the Trust have determined that, if (and only if) the Fund's assets are required to be allocated to the Defeasance Portfolio (as defined in the Financial Warranty Agreement) it is appropriate and in the best interests of the Fund and its shareholders to maintain certain expenses of the Fund at a level below the level to which the Fund would normally be subject.

      NOW, THEREFORE, the parties hereto agree as follows:

1. EXPENSE LIMITATION.

      1.1 WAIVER OF MANAGEMENT FEE. Following a Permanent Defeasance Event, the Adviser shall waive a portion of its fee under the Advisory Agreement so that the fee payable pursuant to the Advisory Agreement shall not exceed .25% of average daily net assets of the Fund for any annual period following such Permanent Defeasance Event.

      1.2 APPLICABLE EXPENSE LIMIT. In addition to the waiver discussed in
Section 1.1 above, to the extent that the aggregate annual expenses incurred by a class of shares of the Fund following a Permanent Defeasance Event, taking into account the waiver referenced in Section 1.1 above (but excluding: (i) expenses, if any, paid pursuant to Rule 12b-1 under the 1940 Act, (ii) interest, taxes, brokerage commissions and other expenditures which are capitalized in accordance with generally accepted accounting principles and (iii) other extraordinary expenses (such as litigation and other expenses) not incurred in the ordinary course of the Fund's business) (such non-excluded expenses, "Fund Expenses"), exceed the Expense Limit, as defined in Section 1.3 below, such excess amount (the "Excess Amount") shall be the liability of the Adviser.


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      1.3 EXPENSE LIMIT. The Expense Limit for each class of shares of the Fund for any annual period following a Permanent Defeasance Event shall be as set forth in Schedule A.

      1.4 METHOD OF COMPUTATION. To determine the Adviser's liability with respect to the Excess Amount following a Permanent Defeasance Event, each month the Fund Expenses shall be annualized as of the last day of the month. If such annualized Fund Expenses for any month exceed the Expense Limit, the Adviser shall first waive or reduce its management fee (in addition to the waiver discussed in Section 1.1 above) for such month by an amount sufficient to reduce the annualized Fund Expenses to an amount no higher than the Expense Limit. If the amount of the waived or reduced management fee for any such month is insufficient to pay the Excess Amount, the Adviser shall also remit to the Fund an amount that, together with the waived or reduced management fee, is sufficient to pay such Excess Amount.

      1.5 YEAR-END ADJUSTMENT. If necessary, on or about the last day of any 12 month period following a Permanent Defeasance Event, an adjustment payment shall be made by the appropriate party in order that the amount of the management fees waived or reduced and other payments remitted by the Adviser to the Fund with respect to the previous year shall equal the Excess Amount.

2. TERM AND TERMINATION OF AGREEMENT.

      This Agreement shall continue in effect until the Termination Date (as defined in the Financial Warranty Agreement). Nevertheless, this Agreement will automatically terminate upon the termination of the Financial Warranty Agreement.

3. MISCELLANEOUS.

      3.1 CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

      3.2 INTERPRETATION. This Agreement shall be construed in accordance with the laws of the State of New York. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust's Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Fund.

      3.3 DEFINITIONS. Any questions of interpretation of any term or provision of this Agreement, including but not limited to the management fee, the computations of net asset values and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.


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      IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.



                                     BLACKROCK PRINCIPAL PROTECTED
                                     TRUST, on behalf of its series, BLACKROCK
                                     FUNDAMENTAL GROWTH PRINCIPAL
                                     PROTECTED FUND

                                     By:________________________________________
                                     Name: Donald C. Burke
                                     Title: Vice President and Treasurer

                                     BLACKROCK ADVISORS, LLC

                                     By:________________________________________
                                     Name: Donald C. Burke
                                     Title: Managing Director

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                                   Schedule A

                                 Expense Limits

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Investor A            Investor B            Investor C           Institutional
--------------------------------------------------------------------------------
1.05%                 1.05%                 1.05%                1.05%
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Note: All Expense Limits are exclusive of expenses, if any, paid pursuant to
Rule 12b-1 under the 1940 Act.